Blazzard, Grodd & Hasenauer, P.C.
943 Post Road East
Westport, CT 06880
(203) 226-7866


April 26, 2001


Board of Directors
MetLife Investors
   Insurance Company
One Tower Lane
Suite 3000
Oakbrook Terrace, IL 60181-4644

RE: Opinion of Counsel - MetLife Investors Variable Life Account One
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Gentlemen:

You have requested our Opinion of Counsel in connection with the filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of Post-Effective Amendment No. 4 to a Registration Statement on Form S-6 for the Flexible Premium Joint and Last Survivor Variable Life Insurance Policies to be issued by MetLife Investors Insurance Company and its separate account, MetLife Investors Variable Life Account One.

We have made such examination of the law and have examined such records and documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

We are of the following opinions:

1. MetLife Investors Variable Life Account One is a Unit Investment Trust as that term is defined in Section 4(2) of the Investment Company Act of 1940 (the "Act"), and is currently registered with the Securities and Exchange Commission, pursuant to Section 8(a) of the Act.

2. Upon the acceptance of premiums paid by an Owner pursuant to a Policy issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such an Owner will have a legally-issued, fully paid, non-assessable contractual interest under such Policy.

You may use this opinion letter, or a copy thereof, as an exhibit to the Registration Statement.

We consent to the reference to our Firm under the caption "Legal Opinions" contained in the Prospectus which forms a part of the Registration Statement.

Sincerely,

BLAZZARD, GRODD & HASENAUER, P.C.

By: /s/LYNN KORMAN STONE
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    Lynn Korman Stone